   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1999


                                                      REGISTRATION NO. 333-87551
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT No. 3

                                      To
                                   FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        FRANKLIN TELECOMMUNICATIONS CORP.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           CALIFORNIA                              3670                           95-3733534
-------------------------------        ----------------------------          ----------------------
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)


      733 LAKEFIELD ROAD, WESTLAKE VILLAGE, CALIFORNIA 91361 (805) 373-8688
--------------------------------------------------------------------------------
   (ADDRESS AND TELEPHONE NUMBER, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                 FRANK W. PETERS
             733 LAKEFIELD ROAD, WESTLAKE VILLAGE, CALIFORNIA 91361
                                 (805) 373-8688
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                             ROBERT J. ZEPFEL, ESQ.
                               HADDAN & ZEPFEL LLP
                         4675 MACARTHUR COURT, SUITE 710
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 752-6100

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Amendment to Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================
  Title of each                          Proposed     Proposed
    Class of                              Maximum      Maximum
   Securities              Securities    Offering     Aggregate    Amount of
     to be                   to be       Price Per    Offering    Registration
   Registered              Registered      Unit        Price          Fee
--------------------------------------------------------------------------------
  Common Stock            4,264,736(1)   $2.81(2)  $11,983,908(2)  $3,331.52
================================================================================

(1) Based on 200% of 1,932,368 shares of Common Stock currently outstanding, plus 400,000 shares issuable upon exercise of the Incentive Warrant (as that term is defined in "The Selling Shareholder," elsewhere in this Registration Statement). The additional 1,932,368 shares are intended to cover shares issuable upon exercise of the Early Put Warrant (as that term is defined in "The Selling Shareholder,"), a separate warrant in which the number of shares issuable is based upon a formula relating to the market price of the Common Stock (See "The Selling Shareholder").Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon the exercise of the common stock purchase warrants described herein pursuant to the antidilution provisions thereof; provided, however, that shares issuable under the Early Put Warrant (as defined elsewhere in this Registration Statement) pursuant to the market price provisions are not covered by Rule 416.

(2) The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby is calculated in accordance with Rule 457(c) under the Securities Act.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS


                                4,264,736 SHARES

                        FRANKLIN TELECOMMUNICATIONS CORP.

                                  COMMON STOCK

         These shares of common stock are being offered by Crescent International Ltd., one of our current shareholders. We issued the shares, or reserved the shares for issuance, to Crescent International, Ltd. in connection with investments made in the Company in August and September 1999.

         The selling shareholder may sell the shares covered by this Prospectus on the American Stock Exchange and in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholder's possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution." The selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with the sale of its shares. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

         Our common stock is traded on American Stock Exchange under the symbol "FCM."

         The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 2 in determining whether to purchase shares of our common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF
         THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS _________, 1999.

         You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 15. Neither we nor the selling shareholder have authorized any other person to provide you with information different from that contained in this prospectus.

         The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements." These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus.

                                  OUR BUSINESS

         Franklin Telecommunications Corp. designs, builds and sells Internet Telephony equipment and other high speed communications products and subsystems. Our products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through our majority-owned subsidiary, FNet Corp. we provide Internet Protocol telephony services and Internet access to businesses and individuals. Franklin was formed in 1981. Our address is 733 Lakefield Road, Westlake Village, California 91361 and our telephone number is (805) 373-8688.

                                  RISK FACTORS

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in our shares. You should not purchase any of the shares unless you can afford a complete loss of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES.

         We have incurred operating losses in each of our last three fiscal years, and have a significant accumulated deficit. Our operating losses have resulted from a number of factors, including reduced demand for our original hardware products, higher expenses for the development of new hardware products and for installing the infrastructure for the Internet telephony and Internet services business of FNet, and increasing sales and marketing expenses to promote new products and services. Much of our operating capital during this period has been derived from equity financings, rather than from operations. We have been dependent on these equity financings to sustain our ongoing operations. Thus, an investment in our shares is highly speculative and we cannot assure you that you will realize any return on your investment or that you will not lose their entire investment.

THE ARRANGEMENTS WITH THE SELLING SHAREHOLDER COULD CAUSE DILUTION OF EXISTING SHAREHOLDERS

         As of September 30, 1999, we had 25,796,726 shares outstanding. As described in "The Selling Shareholder," we have entered into a Stock Purchase Agreement with Crescent International Ltd. under which we can, at our option, issue additional shares of our Common Stock to Crescent International Ltd. for a total purchase price of $4,500,000. If we elect to issue such shares, the purchase price per share is equal to 92% to the average of the lowest three consecutive bid prices of our Common Stock during the preceding 22 trading days. In addition to the built-in discount, the transaction may be dilutive of existing shareholders if the market price of the Common Stock decreases, because the purchase price under the Stock Purchase Agreement decreases as well. Under the Stock Purchase Agreement, the Company cannot issue additional shares during any period that the market price of the Common Stock is below $2.00 per share. If the market price were to fall to $2.00 per share, the purchase price per share would be $1.84 per share, and the maximum number of shares issuable for the $4,500,000 would be 2,445,652.

         In addition, we have issued two warrants to Crescent International Ltd. One warrant permits Crescent International Ltd. to purchase up to 400,000 shares at an exercise price of $1.5525 per share. The other warrant permits Crescent International Ltd. to purchase shares at $.01 per share if the market price of the Common Stock is less than $1.035 per share on the date the Registration Statement (of which this prospectus is a part) is declared effective by the Securities and Exchange Commission. The number of shares issuable under this Warrant is based on a formula designed to ensure that the total market value of the 1,932,368 shares originally purchased for $2,000,000, when increased by the value of any shares issuable upon exercise of the warrant, equals $2,000,000 on the date the Registration Statement (of which this prospectus is a part) is declared effective by the Securities and Exchange Commission. Thus, for example, if the market price of the Company's Common Stock were to decline by 25% from the original $1.035 purchase price, to a market price of $ .77 per share, the warrant would be exercisable to purchase 665,035 shares. (See "The Selling Shareholder"). However, under the terms of the Warrant, it may not be exercised to acquire shares to the extent the exercise would result in the Selling Shareholder beneficially owning more than 4.9% of the outstanding shares. The issuance of these shares of Common Stock, as well as subsequent sales of shares of Common Stock in the open market, may cause the market price of the Common Stock to fall and might impair our ability to raise additional capital through sales of equity or equity-related securities.

OUR SUBSIDIARY, FNET, POSES CERTAIN RISKS.

         Several year ago we organized FNet, which offers Internet Protocol telephony services and Internet access. We have devoted significant resources and management time to the organization and development of FNet. We currently own approximately 70% of the common stock of FNet, with the balance owned by members of management, including Franklin's CEO, and certain investors. We believe that the growth of FNet will benefit Franklin through increased demand for our communications hardware as well as the value of our interest in FNet. However, FNet may adversely affect our principal business in the short term due to competing demands on our resources and management. Also, the fact that members of Franklin's management, including our CEO, hold a direct interest in FNet may pose conflicts of interest. FNet is a relatively new business venture, and it can be expected that its operations will be subject to many of the expenses, delays and risks inherent in the establishment of a new business.

WE DEPEND ON SEVERAL MAJOR CUSTOMERS.

         Our sales have been concentrated in a relatively small number of customers, who account for a significant portion of our revenues. During the fiscal year ended June 30, 1999, a single customer represented 76% of sales. The loss of any major customer could adversely affect the Company. The Company has no ongoing supply contracts with any of its major customers.

WE MAY HAVE DIFFICULTIES IN MANAGING OUR GROWTH.

         Our growth has placed a significant strain on our personnel and systems. To accommodate our current size and manage growth, we must improve our operational, financial and information systems, and expand, train and manage our employee base. This problem may be more serious if we acquire additional businesses, as each such business must then be integrated into our operations and systems.

         As we expand our customer base, we will experience greater demands on our network infrastructure, technical staff and resources. If such demand results in difficulties satisfying the needs of our customers, it could negatively affect us by causing subscribers or potential subscribers to utilize competitive long distance telephone service providers and Internet service providers. We believe that our ability to provide timely access for customers, and adequate customer and technical support, will mainly depend on our ability to attract, train, integrate and retain qualified employees.

IT IS LIKELY WE WILL REQUIRE ADDITIONAL CAPITAL.

         All of the proceeds of this offering will be received by the selling shareholder. While we may receive cash from the exercise of warrants covered by this Prospectus, we can't be sure that we will derive any specific amount from this offering. We may require additional capital to sustain our business as presently operated, and developments in our business and possible expansion into other markets could indicate that we need to raise additional capital.

OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         Our quarterly operating results may vary significantly due to a variety of factors, including the availability and cost of materials and components, the introduction of new products, the timing of our marketing efforts, pricing pressures, general economic and industry conditions that affect customer demand, and other factors.

OUR FUTURE GROWTH DEPENDS UPON AN INCREASE IN THE USE OF INTERNET PROTOCOL TELEPHONY AS A MEDIUM FOR VOICE COMMUNICATIONS.

         The Internet Protocol telephony business has little operating history, and is evolving rapidly. Until very recently, the sound quality of Internet telephony calls was poor, and the technology is still in the early stages of development. As the industry has grown, substantial improvements to sound quality have been made but technological impediments still need to be overcome. In addition, the capacity constraints of the public Internet network could hinder further development of Internet telephony if callers experience delays, errors in transmissions or other difficulties. We have attempted to reduce this risk by utilizing private leased lines, international private lines, Frame Relay lines and T-1 lines for voice traffic, while using the Internet primarily for fax and data traffic and only secondarily for voice traffic. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for our services are subject to a high level of uncertainty and risk. In particular, the Internet must be accepted as a viable alternative to traditional telephony service. Customers that have already invested substantial resources in integrating traditional telephony service with their operations may be particularly reluctant or slow to adopt a new technology that makes their existing infrastructure obsolete. Because this market is new and evolving, it is difficult to predict the size of this market and its growth rate. If the Internet telephony market fails to develop, develops more slowly than we expect or becomes saturated with competitors, then our business, results of operations and financial condition will be materially adversely affected.

OUR BUSINESS IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGES.

         The internet telephony, data communications and telecommunications industry is extremely competitive. Our principal competitors in the manufacture of communications hardware are Lucent Technologies, Nokia, HyperCom, Clarent, Ascend Communications and Cisco Systems. Most of these companies have substantially greater marketing, financial, technical and field support resources. In addition, we could face strong competition from a number of established computer and telecommunications firms which may enter the market in the future.

         The fields of internet telephony and data communications are marked by rapid changes in technology, which can cause products to become obsolete over very short time frames. Thus, our performance will depend on our ability to develop and market new hardware products and services to meet changing technology, pricing considerations and other market factors. Our business could be severely impacted if we were to experience delays in developing new hardware products and services or enhancements.

         The market for internet telephony services has been extremely competitive, and is expected to be so for the foreseeable future. Many companies offer Internet telephony products and services, and many of these companies have a substantial presence in this market. Most of the current Internet telephony products permit voice communications over the Internet between two parties that are both connected to the Internet with sound-equipped personal computers and where both parties are using identical Internet telephony software products. Current product offerings include VocalTec Communications' Internet Phone, QuarterDeck's WebPhone and Microsoft's NetMeeting.

         In addition, a number of large telecommunications providers and equipment manufacturers, such as Cisco, Lucent, Northern Telecom and Dialogic, have announced that they intend to offer server-based products. These products are expected to allow voice communications over the Internet between parties using a personal computer and a telephone and between two parties using telephones. Cisco Systems has also taken a further step by recently acquiring two companies that produce devices that help Internet service providers transition voice and data traffic to cell and packet networks while maintaining traditional phone usage and infrastructure. Internet telephony service providers, such as ICG Communications, IPVoice.com, ITXC, RSL Communications (through its Delta Three subsidiary) and VIP Calling, route Internet telephony traffic to destinations on a worldwide basis. In addition, major long distance providers, such as AT&T, Deutsche Telekom, Frontier, MCI WorldCom, and Qwest Communications, as well as other major companies such as Motorola and Intel, have all entered or plan to enter the Internet telephony market. Many of our competitors are larger than and have substantially greater financial, distribution and marketing resources than we do. We cannot be certain that we will be able to compete successfully in the developing Internet telephony market.

         The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition. The ability of these competitors or others to bundle services and products with Internet connectivity services could place FNet at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their long distance telephone and Internet access services, reducing the overall cost of telephone and Internet access and significantly increasing pricing pressures on FNet.

WE FACE PRICING PRESSURES, PARTICULARLY IN THE INTERNET TELEPHONY MARKET.

         The success of our current product and service offerings is based on our ability to provide discounted voice communications by taking advantage of cost savings achieved through Internet telephony. In recent years, the price of traditional domestic and international long distance calls has been declining. In response to these declines, many internet telephony providers have lowered the price of their service offerings. Should prices of traditional long distance calls decline to a point where we no longer have a price advantage over our competitors, we would lose a significant competitive advantage and would have to rely on factors other than price to differentiate our product and service offerings. If we fail to do so, our business could be materially adversely affected.

OUR BUSINESS DEPENDS ON OUR NETWORK INFRASTRUCTURE AND CAPACITY, AND MAY BE SUBJECT TO SYSTEM FAILURE AND SECURITY RISKS

         The future success of FNet's business will depend on the capacity, reliability and security of its network infrastructure. FNet will be required to expand and improve this infrastructure as the number of customers and the amount and type of information its customers communicate over the Internet increases, and the means by which customers connect to the Internet evolve. Such expansion and improvement may require substantial financial, operational and managerial resources.

         Capacity constraints have occurred at many Internet Service Providers, both at the level of particular "points of presence" ("POPs") (affecting only customers attempting to use that particular POP) and in connection with system wide services (such as e-mail and news services, which can affect all customers). From time to time, FNet has experienced delayed delivery from suppliers of new telephone lines, modems, servers and other equipment used by FNet in providing its services. Any severe shortage of new telephone lines, modems, servers or other equipment could result in incoming access lines becoming full during peak times, causing busy signals for customers who are trying to connect to the Internet. Similar problems may occur if FNet is unable to expand the capacity of its various network, e-mail, World Wide Web and other servers quickly enough to keep pace with demand from our expanding customer base. If the capacity of such servers is exceeded, customers will experience delays when trying to use a particular service. Further, if FNet does not maintain sufficient capacity in its network connections, customers will experience a general slowdown of all services on the Internet. Any of these events could cause customers to terminate use of FNet's services. Accordingly, our business would be damaged if we failed to expand or enhance our network infrastructure on a timely basis, or failed to adapt it to an expanding customer base, changing customer requirements or evolving industry standards.

         FNet's operations are dependent on its ability to protect its telecommunications and computer equipment against damage from fire, earthquake, power loss, telecommunication failure and similar events. The occurrence of a natural disaster or another unanticipated problem at our headquarters and network hub or at POPs through which customers connect to the Internet could cause interruptions in the services provided by FNet. In addition, failure of FNet's telecommunications providers to provide the data communications capacity required by FNet as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by FNet.

         FNet's network infrastructure may be vulnerable to computer viruses and other similar disruptive problems caused by its customers, other Internet users or other third parties. Computer viruses and other problems could lead to interruptions, delays in or cessation of service to FNet's customers, as well as corruption of FNet's or its customers' computer systems. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of FNet or those of its customers, which may cause losses to FNet or its customers, or deter certain persons from using FNet's services. We expect that FNet's customers may increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed or completed with compromised security. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may cause interruptions, delays or cessation in service to FNet's customers. Customers or others could assert claims of liability against us as a result of such events. FNet does not presently maintain redundant or backup Internet services or backbone facilities or other redundant computing and telecommunications facilities.

OUR BUSINESS DEPENDS ON OUR ABILITY TO PROTECT OUR TECHNOLOGY.

         Our success will depend in part on protecting our proprietary technology. While we have patents covering certain of our products, we rely principally on copyright law for protection of our hardware and software designs, as well as trade secret law, confidentiality agreements and our technical abilities and responsiveness to the demands of customers to protect ours proprietary rights.

THE TELECOMMUNICATIONS BUSINESS IS HEAVILY REGULATED, AND REGULATORY CHANGES COULD DISRUPT OUR BUSINESS.

         Some of our products are subject to regulations of the Federal Communications Commission. Certain regulations require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premises. We currently comply with these regulations and we foresee no problem in complying with these regulations in the future.

         The use of the Internet to provide telephone service is a recent market development. The Federal Communications Commission is considering whether to impose surcharges or additional regulations on certain providers of Internet telephony. In April of 1998 the FCC issued a report on the implementation of the universal service provisions of the Telecommunications Act. The report indicates that the FCC plans to examine the question of whether certain forms of "phone-to-phone" Internet telephony are information services or telecommunications services. The FCC noted that it did not have, as of the date of the Report, an adequate record on which to make a definitive pronouncement, but that the record suggested that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-Internet telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulation as telecommunications services, the FCC may require providers of Internet telephony services to make universal service contributions, pay access charges or be subject to traditional common carrier regulation. In addition, the FCC sets the access charges on traditional telephony traffic and if it reduces these access charges, the cost of traditional long distance telephone calls will probably be lowered, thereby decreasing our competitive pricing advantage.

         In September 1998, two regional Bell operating companies, U S WEST and BellSouth, advised Internet telephony providers that the regional companies would impose access charges on Internet telephony traffic. In addition, U S WEST has petitioned the FCC for a declaratory ruling that providers of interstate Internet telephony must pay federal access charges, and has petitioned the public utilities commissions of two states for similar rulings concerning payment of access charges for intrastate Internet telephone calls. It is not known whether these companies, U S WEST and BellSouth, will actually impose access charges or when such charges will become effective. If these companies succeed in imposing access charges that may reduce the cost savings of using Internet telephony as compared to traditional telephone service. The existence of such access charges could adversely affect the development of our Internet telephony business. In February 1999, the FCC adopted an order concerning payment of reciprocal compensation that provides support for a possible finding by the FCC that providers of Internet telephony must pay access charges for at least some portions of Internet telephony services. If the FCC were to make such a finding, the payment of access charges could adversely affect our business. Many of our competitors are lobbying the FCC for the imposition of access charges on Internet telephony traffic.

         To our knowledge, there are currently no domestic and few foreign laws or regulations that prohibit voice communications over the Internet. State public utility commissions may retain jurisdiction to regulate the provision of intrastate Internet telephony services. A number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony. If Congress, the FCC, state regulatory agencies or foreign governments begin to regulate Internet telephony, such regulation may interfere with our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

         We anticipate that a substantial portion of FNet's business will be based outside of the United States, and international expansion is a significant component of our strategy. We cannot assure you that we will be successful in expanding into additional international markets. In addition to the uncertainty regarding our ability to generate revenue from foreign operations and expand our international presence, there are certain risks inherent in conducting a telecommunications business on an international basis, including uncertain and changing legal and regulatory requirements, political instability, and subscriber fraud.

AS AN INTERNET SERVICE PROVIDER, FNET MAY BE SUBJECT TO SPECIALIZED RISKS.

         The law relating to the liability of Internet Service Providers and online service companies for information carried on or disseminated through their networks has not yet been definitively established. Several private lawsuits seeking to impose such liability upon Internet Service Providers and online services companies are currently pending. Although no such claims have been asserted against FNet to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act imposes fines on any entity that knowingly (i) uses any interactive computer service or telecommunications device to send obscene or indecent material to minors; (ii) makes obscene or indecent material available to minors via an interactive computer service; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. As the law in this area develops, the potential imposition of liability upon FNet for information carried on and disseminated through its network could require it to implement measures to reduce its exposure to such liability. The implementation of such measures could require the expenditure of substantial resources or the discontinuation of certain service offerings. Any costs that are incurred as a result of such expenditure, contesting any such asserted claims or the imposition of liability could have a material adverse effect on FNet.

         Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet services industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could affect the Company.

OUR NETWORK DEPENDS ON UNRELATED TELECOMMUNICATIONS CARRIERS.

         We depend on other telecommunications carriers to route our telephone traffic.. All of the telephone calls made by FNet's customers are connected at least in part through leased transmission facilities. In many of the foreign jurisdictions in which FNet conducts or plans to conduct business, the primary provider transmission facilities is a governmental telephone monopoly. Accordingly, we may be required to lease transmission capacity at artificially high rates from a single provider. These rates may prevent us from generating a profit on those calls. In addition, national telephone companies may not be required by law to allow us to lease necessary transmission lines. In any event, we may encounter delays in negotiating leases and interconnection agreements, which would delay commencement of operations.

         In the United States, the providers of local exchange transmission facilities are generally the incumbent local exchange carriers, including the regional Bell operating companies. The permitted pricing of local exchange facilities in the United States is subject to uncertainties. The Federal Communications Commission issued an order requiring existing local exchange carriers to price those facilities at total element long-run incremental cost, and the United States Supreme Court recently upheld the FCC's jurisdiction to set a pricing standard for incumbent local exchange carrier facilities provided to competitors. However, the local exchange carriers could challenge the FCC's total element long-run incremental cost standard and, if they succeed, the result may be to increase the cost of local exchange carrier facilities obtained by us.

         Many of the international telephone calls made by our customers are transported via transmission facilities that we lease from our current and potential competitors. We lease facilities from local exchange carriers that are our competitors, such as the regional Bell operating companies. We generally lease lines on a fixed-cost basis. These include leases of transmission capacity for point-to-point circuits on a monthly or longer-term fixed-cost basis.

OUR PRODUCTS AND SERVICES MAY BE SUBJECT TO RISKS RELATED TO THE YEAR 2000 PROBLEM.

         Many computer systems and software products are coded to understand only dates that have two digits for the relevant year. These systems and products need upgrading to accept four digit entries in order to distinguish 21st century dates from 20th century dates. Without upgrading, many computer applications could fail or create erroneous results beginning in the year 2000. We are conducting an assessment to ensure that our computer-related applications will not fail or create erroneous results as a result of these issues. The "Year 2000" problems of companies on the Internet generally could affect our systems or operations.
                             THE SELLING SHAREHOLDER

         In August of 1999 the Company entered into a Stock Purchase Agreement with Crescent International Ltd., a Bermuda-based investment company. Under the Stock Purchase Agreement, the Company can, at its option from time to time, require Crescent International Ltd. to purchase shares of the Company's Common Stock at prices determined in accordance with a formula, up to a maximum amount of $6,500,000. However, the Company may not require Crescent to purchase shares if, after giving effect to the purchase, Crescent would beneficially own more than 4.9% of the outstanding shares.

         Upon execution of the Stock Purchase Agreement Crescent purchased 966,184 shares of Common Stock at a purchase price of $1.035 per share, and on September 14, 1999 it purchased an additional 966,184 shares at the same purchase price. As provided in the Stock Purchase Agreement, the purchase price was determined by applying 92% to the average of the lowest three consecutive bid prices during the preceding 22 trading days. The aggregate number of shares purchased was 1,932,368, and the aggregate purchase price was $2,000,000.

         The shares remaining available under the Stock Purchase Agreement, with an aggregate purchase price of $4,500,000, may be issued by the Company in increments of $200,000 to $300,000 at minimum 22-day intervals for a period of up to two years. The ability of the Company to issue shares under the Stock Purchase Agreement is subject to a number of conditions (none of which are within the control of Crescent), including requirements that (i) the bid price for the Company's Common Stock for the preceding seven days must be $2.00 or more, (ii) the average daily trading value of the Common Stock for the 22 days preceding the issuance must be $160,000 or more, and (iii) the resale of the shares must have been registered under the Securities Act of 1933. The purchase price per share for these issuances is determined by the same formula as the original draws, applying 92% to the average of the lowest three consecutive bid prices during the 22 trading days immediately preceding the issuance.

         As part of the transaction, the Company also issued two warrants to Crescent. The Early Put Warrant is a warrant to purchase an indeterminate number of shares at an exercise price of $.01 per share. The number of shares is determined by reference to the market price of the Company's Common Stock on the date the registration statement of which this Prospectus is a part is declared effective, as compared to $1.035 per share, the purchase price for the shares acquired by Crescent in August and September of 1999. Thus, if the market price on the date this Registration Statement becomes effective exceeds $1.035 per share, no shares are issuable upon exercise of the warrant. The purpose of this Warrant is to protect Crescent against decreases in the market value of the shares between the dates the shares were acquired and the date the Registration Statement is declared effective, although it remains subject to liquidity risks associated with the relatively low trading volume of the Company's Common Stock, and risks of bankruptcy or insolvency due to the Company's history of operating losses and significant accumulated deficit. If the market price of the Company's Common Stock were to fall below $1.035 on the date the Registration Statement is declared effective, the effect of this Warrant would be dilutive to existing shareholders, as it would involve the issuance of shares of Common Stock at $.01 per share, provided that the issuance does not increase Crescent's beneficial ownership of the Company's Common Stock above 4.9% at the time of issuance. On September 24, 1999, the Selling Shareholder filed a Schedule 13D with the Securities and Exchange Commission disclosing ownership of 1,932,368 shares, constituting 7.17% of the shares then outstanding. Accordingly, until the Selling Shareholder disposes of enough shares to fall below the 4.9% threshold, the Company is unable to exercise its right to issue shares to Crescent.

         The Incentive Warrant is a warrant to purchase up to 400,000 shares at an exercise price of $1.5525 per share. This exercise price is subject to adjustment under certain circumstances in the event of stock splits, stock dividends, recapitalizations, reclassifications, and similar events.

         The Company is also required to register the resale of all of the shares issuable under the Stock Purchase Agreement, including the shares issuable upon exercise of the Warrants.

         The Company had no prior dealings with Crescent International Ltd., except that a company associated with Crescent participated in an offering of Series C Preferred Stock by the Company in 1998 through its banker, Banque Franck, S.A. Crescent has advised us that the purchase was in the ordinary course of its business, which is purchasing securities. Crescent has also advised us that at the time the Shares were acquired it had no understandings or arrangements to dispose of the Shares.

         The following table sets forth certain information as of September 15, 1999, regarding the ownership of the common stock by the selling shareholder and as adjusted to give effect to the sale of the shares offered in this prospectus.

                                    Shares Owned Prior                          Shares Owned
                                      To Offering(1)                           After Offering(1)
  Selling                       --------------------------       Shares        ---------------------
Shareholder                       Number        Percentage      Offered(1)     Number     Percentage
-----------                     ----------      ----------      ----------     ------     ----------
Crescent International Ltd.     4,264,736          16.5%        4,264,736       -0-           -0-


-------------------
(1) The number of shares is an estimated one, based on 200% of 1,932,368 shares of Common Stock currently held by Crescent International Ltd., plus 400,000 shares issuable upon exercise of a Warrant. The additional shares are intended to cover shares issuable upon exercise of a separate warrant in which the number of shares issuable is based upon a formula relating to the market price of the Common Stock.

         The selling shareholder and its officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

                              PLAN OF DISTRIBUTION

         The shares of common stock are being offered on behalf of the selling shareholder, and we will not receive any proceeds from the offering. The shares of common stock may be sold or distributed from time to time by the selling shareholder, or by pledgees, donees or transferees of, or other successors in interest to, the selling shareholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agent or may acquire such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be subject to change. The sale of the shares of common stock may be effected through one or more of the following methods: (i) ordinary brokers' transactions; (ii) transactions involving cross or block trades or otherwise on the American Stock Exchange; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus; (iv) "at the market" to or through market makers or into established trading markets, including direct sales to purchasers or sales effected through agents; and (v) any combination of the foregoing, or by any other legally available means. The selling shareholder also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of common stock, which shares of common stock may be resold thereafter pursuant to this prospectus. We cannot be certain that all or any of the shares of common stock will be sold by the selling shareholder.


         Brokers, dealers, underwriters or agents participating in the sale of the shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The selling shareholder and any broker-dealers or other persons who act in connection with the sale of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the selling shareholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the selling shareholder and any other shareholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

         The selling shareholder and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholder or any other such persons. The foregoing may affect the marketability of the common stock.

         We will pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than any commissions or discounts of underwriters, broker-dealers or agents. We and the selling shareholder have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

      INFORMATION INCORPORATED BY REFERENCE AND OTHER AVAILABLE INFORMATION

         This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West MadisonStreet, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholder has sold all the shares.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         (1) Our Annual Report on Form 10-K for the year ended June 30, 1999;
and

         (2) Our Quarterly Report on Form 10-Q for the three months ended September 30, 1999; and

         (3) The description of our common stock set forth under the caption "Description of Common Stock" in our Registration Statement on Form S-1 (File No. 333-24791) as originally filed with the Securities and Exchange Commission on April 9, 1997, or as subsequently amended (the "Registration Statement").

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Secretary, Franklin Telecommunications Corp, 733 Lakefield Road, Westlake Village, California 91361.

         The information relating to the Company contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended June 30, 1999, have been so incorporated in reliance on the report of Singer Lewak Goldstein & Greenbaum LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality under California law of the shares of Common Stock offered hereby will be passed upon for the Company by Haddan & Zepfel LLP, Newport Beach, California.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS



                                        PAGE
                                        ----

The Company...........................
Risk Factors..........................
Selling Shareholder...................
Plan of Distribution..................
Legal Matters.........................
Experts...............................
Information Incorporated by
Reference and Other
 Available Information................
Experts...............................
Legal Matters.........................

                                4,264,736 SHARES


                                    FRANKLIN
                               TELECOMMUNICATIONS
                                      CORP.

                                  COMMON STOCK

                                   PROSPECTUS


                                December   , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16. EXHIBITS

         The following exhibits are filed with this Registration Statement:



        EXHIBIT
        NUMBER                             DESCRIPTIONS
        -------                            ------------

          3.1*     Restated Articles of Incorporation of Franklin
                   Telecommunications Corp.

          3.2*     Bylaws of Franklin Telecommunications Corp.

          5.1+     Opinion of Haddan & Zepfel LLP

         10.1* Employment Agreement, dated March 1, 1993 between Franklin Telecommunications Corp. and Frank W. Peters.

         10.2+ Stock Purchase Agreement, dated August 30, 1999 between Registrant and Crescent International Ltd.

         10.3+ Warrant, dated September 15, 1999, issued To Crescent International Ltd. (Early Put Warrant)

         10.4+ Warrant, dated August 30, 1999, issued To Crescent International Ltd. (Incentive Warrant)

         10.5+ Registration Rights Agreement, dated August 30, 1999 between the Registrant and Crescent International Ltd.

         10.6+ Amendment to Stock Purchase Agreement, dated September 15, 1999 between Registrant and Crescent International Ltd.

         10.7+ Amendment to Registration Rights Agreement, dated September 15, 1999 between Registrant and Crescent International Ltd.

         10.8+ Letter Agreement, dated September 15, 1999 between Registrant and Crescent International Ltd.

         23.1+     Consent of Singer, Lewak, Greenbaum & Goldstein LLP

         23.2+     Consent of Haddan & Zepfel LLP.

-----------------
* Incorporated by reference from Registrant's Registration Statement on Form S-1 (No. 333-24791), filed with the Commission on April 9, 1997, and incorporated herein by reference.

+   Previously filed.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on December 16, 1999.



                                          FRANKLIN TELECOMMUNICATIONS CORP.

                                          By /s/ FRANK W. PETERS
                                             -----------------------------------
                                                 Frank W. Peters, President



          SIGNATURE                                            TITLE                          DATE
          ---------                                            -----                          ----
(1) Principal Executive Officer

               /s/ FRANK W. PETERS                     Chief Executive Officer and a      December 16, 1999
-----------------------------------------------------      Director
                   Frank W. Peters


(2) Principal Financial and Accounting Officer

               /s/ THOMAS RUSSELL                      Chief Financial Officer and a      December 16, 1999
-----------------------------------------------------      Director
                   Thomas Russell

(3) Directors

              /s/ PETER S. BUSWELL                     President and a Director           December 16, 1999
-----------------------------------------------------
                  Peter S. Buswell


               /s/ ROBERT S. HARP*                     Director                           December 16, 1999

-----------------------------------------------------
                   Robert S. Harp


               /s/ HERB MITCHELL*                      Director                           December 16, 1999
-----------------------------------------------------
                   Herb Mitchell


--------------

*By Frank W. Peters, Attorney-in-Fact